AMENDMENT NUMBER ONE
TO THE NALCO COMPANY
SUPPLEMENTAL PROFIT SHARING PLAN

THIS AMENDMENT NUMBER ONE to the NALCO COMPANY SUPPLEMENTAL PROFIT SHARING PLAN, (the “Plan”) is hereby adopted this 8th day of August, 2007.

WHEREAS, pursuant to Section 8.2 thereof, the Plan may be amended by action of the Nalco Company Employee Benefit Plan Administration Committee (“EBPAC”); and

WHEREAS, EBPAC desires to amend the Plan to reflect the requirements of final regulations issued by the Internal Revenue Service under Internal Revenue Code Section 409A;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 2008;

1.	Section 5.2 of the Plan is hereby amended in its entirety to read as follows:

“A Participant’s Account shall be distributed during the ninety (90)-day period following the earliest of: (i) the date that is six (6) months after the date of a Participant’s Termination of Employment for reasons other than death, (ii) the date of the Participant’s death, or (iii) the date a Participant becomes Disabled.”

2.	The final sentence of Section 8.2 of the Plan is hereby amended to read as follows:

“In the event of a termination of the Plan pursuant to this Section 8.2, EBPAC may, in its discretion, direct early payment of all benefits; provided, however, that (i) no payments, other than payments that would have been payable under the terms of the Plan if termination of the Plan had not occurred, may be made within twelve (12) months of the Plan’s termination date, (ii) all payments must be made within twenty-four (24) months of the Plan’s termination date, (iii) the Company may not adopt a new plan of the type required to be aggregated with the Plan pursuant to Treasury Regulation Section 1.409A-1(c) within three (3) years of the date the Plan was terminated, and (iv) no other actions are taken by the Company or EBPAC that would cause the payment of benefits to be rated as an impermissible acceleration of benefits under Code Section 409A.”

IN WITNESS WHEREOF, EBPAC has caused this Amendment Number One to be executed by its chairman as of the date set forth above.

NALCO COMPANY

By:
Chairman, Employee Benefit
Plan Administration Committee